Exhibit 10.1

Name:	[●]
Cash Bonus Amount:	$[●]
Date of Grant:	[●]

The Michaels Companies, Inc.

Long-Term Cash Incentive Award Agreement

This agreement (this “Agreement”) evidences the grant of a long-term cash incentive award by The Michaels Companies, Inc. (the “Company”) to the individual named above (the “Grantee”).

1.             Grant of Award. The Company hereby grants to the Grantee on the date of grant set forth above (the “Date of Grant”) an award (the “Award”) consisting of the right to receive, on the terms provided herein, a cash bonus equal to the amount set forth above (the “Award”).

2.             Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in The Michaels Companies, Inc. 2014 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”).

3.            Vesting. The term “vest” as used herein with respect to any portion of the Award means the lapsing of the performance- and time-based restrictions described herein. Unless earlier terminated, forfeited, relinquished or expired, the Award shall vest as follows, provided in each case that the Grantee has remained in continuous Employment from the Date of Grant through the applicable vesting date:

[INSERT VESTING CRITERIA]

4.            Forfeiture Risk. If the Grantee’s Employment ceases for any reason, including death, any then outstanding and unvested portion of the Award.

5.            Payment. The Company or Michaels Stores, Inc. shall deliver to the Grantee as soon as practicable following the time vesting of any portion of the Award, but in all events no later than thirty (30) days following such time-vesting date, a cash payment equal to the vested portion of the Award, subject to the terms of the Plan and this Agreement.

6.            Relationship to and Incorporation of the Plan. The Award shall be subject to and governed by, and shall be construed and administered in accordance with, the terms and conditions of the Plan, which terms and conditions are incorporated herein by reference. Notwithstanding the foregoing, the Award is not granted under the Plan and the grant of the Award shall have no effect on the number of shares of Stock available for issuance under awards pursuant to the Plan. By accepting the Award, the Awardee agrees to be bound by the terms and conditions set forth in this Agreement and the Plan.

7.            Nontransferability. The Award may not be transferred.

8.            Certain Tax Matters. The Awardee expressly acknowledges and agrees that the Awardee’s rights to receive any amounts payable hereunder will be reduced by such amounts as are required to satisfy withholding of all federal, state, local or other taxes required to be withheld, if any. Neither the Company nor any of its subsidiaries makes any representation to the Awardee, by way of this Agreement or otherwise, with respect to the tax treatment of the Award granted hereunder.

9.            Forfeiture/Recovery of Compensation. By accepting the Award, the Grantee expressly acknowledges and agrees that his or her rights under the Award are subject to Section 6(a)(5) of the Plan (including any successor provision) and Section 10 of this Agreement. Nothing in the preceding sentence shall be construed as limiting the general application of Section 12 of this Agreement.

10.          Non-Competition/Non-Solicitation. The Grantee hereby acknowledges that the Company and its Affiliates have invested and continue to invest considerable resources in developing Company Information (as defined below) and trade secrets, and in establishing and maintaining relationships with customers, employees, and vendors. The Grantee hereby further acknowledges that the Award is being furnished to the Grantee as good and valuable consideration, among other consideration, in exchange for the below covenants, which are necessary to protect the Company Information, trade secrets, and goodwill of the Company and its Affiliates:

(a)   Non-Competition. The Grantee covenants and agrees that during the Grantee’s Employment and for a period of twelve (12) months (and such period shall be tolled on a day-to-day basis for each day during which the Grantee participates in any activity in violation of the restrictions set forth in this Section 10(a)) following the termination of the Grantee’s Employment, whether such termination occurs at the insistence of the Company or its Affiliates or the Grantee (for whatever reason), the Grantee will not, directly or indirectly, alone or in association with others, anywhere in the Territory (as defined below), own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (any Person who engages in any such business venture or activity, a “Competitor”), except that nothing contained in this Section 10(a) shall prevent the Grantee’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company. For purposes of this Section 10(a), the “Business of the Company or any of its Immediate Affiliates” is that of arts and crafts, or framing specialty retailer or wholesaler providing materials, ideas and education for creative activities, or framing, as well as any other business that the Company or any of its Immediate Affiliates conducts or is actively planning to conduct at any time during the Grantee’s Employment, or with respect to the Grantee’s obligations following the termination of the Grantee’s Employment the twelve (12) months immediately preceding the termination of the Grantee’s Employment; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail or wholesale sale of arts and crafts, or framing products and services (aggregated with the gross receipts derived from the retail and wholesale sale of such products or any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section 10(a), the “Territory” is comprised of those states within the United States, those provinces of Canada, and any other geographic area in which the Company or any of its Immediate Affiliates was doing business or actively planning to do business at any time during the Grantee’s Employment, or with respect to the Grantee’s obligations following his or her termination of Employment the twelve (12) months immediately preceding the termination of the Grantee’s Employment. For purposes of this Section, “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(b)   Non-Solicitation. The Grantee covenants and agrees that during the Grantee’s Employment and for a period of twelve (12) months (and such period shall be tolled on a day-to-day basis for each day during which the Grantee participates in any activity in violation of the restrictions set forth in this Section 10(b)) after the termination of the Grantee’s Employment, whether such termination occurs at the insistence of the Company or the Grantee (for whatever reason), the Grantee shall not, and shall not assist any other Person to, (i) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that after termination of the Grantee’s Employment, these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or any of its Immediate Affiliates who were such on the date that the Grantee’s Employment terminated or at any time during the nine (9) months immediately preceding such termination date.

(c)   Goodwill and Company Information. The Grantee acknowledges the importance to the Company and its Affiliates of protecting their legitimate business interests, including without limitation the valuable Company Information and goodwill that they have developed or acquired at considerable expense. The Grantee acknowledges and agrees that in the course of the Grantee’s Employment, the Grantee has acquired: (i) confidential information including without limitation information received by the Company (or any of its Affiliates) from third parties, under confidential conditions, (ii) other technical, product, business, financial or development information from the Company (or any of its Affiliates), the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company (or any of its Affiliates), or (iii) any other proprietary information or data, including but not limited to identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providersa nd other Company or its Affiliates’ vendors, records, sales reports, sales procedures, financial information, customer requirements and confidential negotiated terms, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company or its Affiliates’ transactions not publicly disclosed and other confidential information which the Grantee may have acquired during the Grantee’s Employment (hereafter collectively referred to as “Company Information”) which are owned by the Company or its Affiliates and regularly used in the operation of its business, and as to which precautions are taken to prevent dissemination to persons other than certain directors, officers and employees and if disclosed, would assist in competition against the Company or any of its Affiliates. The Grantee understands and agrees that such Company Information was and will be disclosed to the Grantee in confidence and for use only in performing work for the Company or its Affiliates. The Grantee understands and agrees that the Grantee: (x) will keep such Company Information confidential at all times, (y) will not disclose or communicate Company Information to any third party, and (z) will not make use of Company Information on the Grantee’s own behalf, or on behalf of any third party. In view of the nature of the Grantee’s Employment and the nature of Company Information the Grantee receives during the course of the Grantee’s Employment, the Grantee agrees that any unauthorized disclosure to third parties of Company Information would cause irreparable damage to the confidential or trade secret status of Company Information. The Grantee further acknowledges and agrees that the restrictions on his or her activities set forth above are necessary to protect the goodwill, Company Information and other legitimate interests of the Company and its Affiliates and that the Grantee’s acceptance of these restrictions is a condition of receipt of the Award, to which the Grantee would not otherwise be entitled, and the Award is good and sufficient consideration to support the Grantee’s agreement to and compliance with these covenants.

(d)   Remedies. In the event of a breach or threatened breach by the Grantee of any of the covenants contained in Section 10(a), 10(b) or 10(c):

(i)	the Grantee hereby consents and agrees that the Award shall automatically be forfeited effective as of the date of such breach or threatened breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan;

(ii)	the Grantee hereby consents and agrees that if the Grantee has received any cash payments under the Award within twelve (12) months prior to the date of such breach or threatened breach, the Grantee shall pay to the Company the gross amount (i.e., pre-tax) amount paid to the Grantee; and

(iii)	the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(e)   General. The Grantee agrees that the above restrictive covenants are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The Company and the Grantee agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictive covenants. Should a court of competent jurisdiction determine that the scope of any provision of this Section 10 is too broad to be enforced as written, the Company and the Grantee intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

11.          Governing Law. Notwithstanding anything to the contrary in the Plan, Section 10 of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except where preempted by federal law. Both parties hereby acknowledge and reaffirm the Mutual Agreement to Resolve and Arbitrate Claims, which is hereby incorporated by reference and which the parties agree must be utilized for all questions, controversies, or claims arising out of or pertaining to this Agreement.

12.          Acknowledgments. By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award is subject in all respects to, the terms of the Plan. The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder, and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

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Executed as of the ___ day of [●], [●].

Company:	THE MICHAELS COMPANIES, INC.

By:
Name:
Title:

Grantee:
Name:

Address: